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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ---------------------

                                 SCHEDULE 13G/A
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b) (c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 1)*


                             Student Advantage, Inc.
          ------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
          ------------------------------------------------------------
                         (Title of Class of Securities)

                                   86386Q 10 5
          ------------------------------------------------------------
                                 (CUSIP Number)


          ------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]      Rule 13d-1(b)

         [ ]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject of class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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------------------------                                ------------------------
CUSIP No. 86386Q 10 5                13G/A                 Page 2 of 6 Pages
--------------------------------------------------------------------------------
1.       NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS  (ENTITIES ONLY)

         Raymond V. Sozzi, Jr.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a) [ ]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.
--------------------------------------------------------------------------------
                  5.       SOLE VOTING POWER
                           7,165,683
   NUMBER OF      --------------------------------------------------------------
    SHARES
  BENEFICIALLY    6.       SHARED VOTING POWER
   OWNED BY                0
     EACH         --------------------------------------------------------------
   REPORTING      7.       SOLE DISPOSITIVE POWER
    PERSON                 7,165,683
     WITH         --------------------------------------------------------------
                  8.       SHARED DISPOSITIVE POWER
                           0
--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
         7,165,683
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
--------------------------------------------------------------------------------
11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         18.09%
--------------------------------------------------------------------------------
12.      TYPE OF REPORTING PERSON*
         IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 86386Q 10 5                13G/A                     Page 3 of 6 Pages

Item 1(a).        Name of Issuer:

                  Student Advantage, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  280 Summer Street
                  Boston, MA 02210

Item 2(a).        Name of Person Filing:

                  Raymond V. Sozzi, Jr.

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  Student Advantage, Inc.
                  280 Summer Street
                  Boston, MA  02210

Item 2(c).        Citizenship:

                  U.S.A.

Item 2(d).        Title of Class of Securities:

                  Common Stock, $.01 par value per share

Item 2(e).        CUSIP Number:

                  86386Q 10 5

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a)        [ ]  Broker or dealer registered under Section 15 of the
                       Exchange Act.
       (b)        [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.
       (c)        [ ]  Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.
       (d)        [ ]  Investment company as defined in Section 8 of the
                       Investment Company Act.
       (e)        [ ]  An investment adviser in accordance with Rule
                       13d-1(b)(1)(ii)(E).
       (f)        [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
       (g)        [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
       (h)        [ ]  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act.

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CUSIP No. 86386Q 10 5                13G/A                     Page 4 of 6 Pages

       (i)        [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
       (j)        [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  N/A

Item 4.           Ownership:

     Provide the following information regarding the aggregate number and percentage of the amount and class of securities of the issuer identified in
Item 1.

      (a)         Amount beneficially owned:                           7,165,683

      (b)         Percent of class:                                       18.09%

      (c)         Number of shares as to which such person has:

      (i)         Sole power to vote or to direct the vote:            7,165,683

      (ii)        Shared power to vote or to direct the vote:                  0

      (iii)       Sole power to dispose or to direct the disposition of:
                                                                       7,165,683

      (iv)        Shared power to dispose or to direct the disposition of:     0

Item 5.           Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

                  N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  N/A

Item 8.           Identification of Members of the Group:

                  N/A

Item 9.           Notice of Dissolution of a Group:

                  N/A

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CUSIP No. 86386Q 10 5                13G/A                     Page 5 of 6 Pages

Item 10  Certification:

                  N/A

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CUSIP No. 86386Q 10 5                13G/A                     Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED:  February 14, 2001


                                        /s/ Raymond V. Sozzi, Jr.
                                        ----------------------------------------
                                        Raymond V. Sozzi, Jr.